Exhibit 99.1

October 25, 2012	Contact: James Gasior
President and CEO

Press Release: Cortland Bancorp Declares Dividend

CORTLAND BANCORP (the “Company,” OTCQB: CLDB) today announced that its Board of Directors has approved the reinstatement of a cash dividend of $.03 per share payable on or after November 26, 2012 to shareholders of record as of the close of business on November 5, 2012. The Company suspended its cash dividend to shareholders in the first quarter of 2009 in the wake of the economic downturn and the resulting investment securities valuation issues faced at that time. “The payment of a dividend reflects our growing confidence in the Company, supported by strong core earnings, increasing loan production, and restored capital levels well above regulatory requirements,” stated James Gasior, Chief Executive Officer. “We are pleased that the Company’s financial strength and improved earnings power positions us to return profits to our shareholders, while at the same time growing our business.”